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Exhibit 99.3

LA QUINTA PROPERTIES, INC.

Letter to Registered Holders and The Depository Trust Company
Regarding Its

Offer to Exchange
8 7/8% Senior Notes Due 2011
Which Have Been Registered Under the Securities Act of 1933, as amended
For
Any and All of Its Outstanding
8 7/8% Senior Notes Due 2011

                                , 2003

To Registered Holders and The Depository Trust Company ("DTC") Participants:

        La Quinta Properties, Inc., a Delaware corporation (the "Company"), is offering to exchange, upon the terms and subject to the conditions set forth in the prospectus dated                         , 2003 (as the same may be amended and supplemented from time to time, the "prospectus") and the accompanying Letter of Transmittal (which together with the prospectus constitute the "exchange offer"), up to $325 million aggregate principal amount of 8 7/8% Senior Notes due 2011 of the Company which have been registered under the Securities Act of 1933, as amended (the "new notes"), for any and all of the Company's outstanding 8 7/8% Senior Notes due 2011 (the "old notes"). As set forth in the prospectus, the terms of the new notes are identical in all material respects to the old notes, except that the new notes will not contain the terms with respect to transfer restrictions, registration rights and payments of additional interest that relate to the old notes.

        The exchange offer provides a procedure for holders to tender the old notes by means of guaranteed delivery.

        The exchange offer and withdrawal rights will expire at 5:00 p.m., New York City time, on                        , 2003 unless the offer is extended (the "expiration date"). The exchange offer will not, under any circumstances, extend beyond                        , 2003. Tenders may be withdrawn prior to 5:00 p.m., New York City time, on the expiration date if such old notes have not previously been accepted for exchange pursuant to the exchange offer.

        For your information and for forwarding to your clients for whom you hold old notes registered in your name or in the name of your nominee as quickly as possible, enclosed herewith are copies of the following documents:

1.
Prospectus dated                        , 2003

2.
Letter of Transmittal for your use and for the information of your clients

3.
Notice of Guaranteed Delivery

4.
Letter which may be sent to your clients for whose account you hold old notes or book-entry interests representing old notes in your name or in the name of your nominee, with space provided for obtaining such client's instructions with regard to the exchange offer.

        Your prompt action is required. Please furnish copies of the enclosed materials to your clients as quickly as possible.

        To participate in the exchange offer, a beneficial holder must either (a) complete, sign and date the Letter of Transmittal and deliver it to U.S. Bank Trust National Association (the "exchange agent") at the address set forth in the Letter of Transmittal and either (i) deliver to the exchange agent certificates representing the registered old notes in proper form for transfer, or (ii) cause a DTC Participant to make book-entry delivery of the old notes; or (b) cause a DTC Participant to tender such holder's old notes to the exchange agent's account maintained at DTC for the benefit of the exchange agent through DTC's Automated Tender Offer Program ("ATOP"), including transmission of a computer-generated message whereby the beneficial holder acknowledges and agrees to be bound by the terms of the Letter of Transmittal (an "Agent's Message"). By complying with DTC's ATOP procedures with respect to the exchange offer, the DTC Participant confirms, on behalf of itself and the beneficial owners of tendered old notes, that all provisions of the Letter of Transmittal, applicable to it and to such beneficial owners, have been complied with as if it completed, executed and returned the Letter of Transmittal to the Exchange Agent.

        Holders who wish to tender their old notes and (a) whose old notes are not immediately available or (b) who cannot deliver their old notes, the Letter of Transmittal or an Agent's Message and any other documents required by the Letter of Transmittal to the Exchange Agent prior to the expiration date must tender their old notes according to the guaranteed delivery procedures set forth under "The Exchange Offer—Procedures for Tendering Old Notes" in the prospectus.

        Based on interpretations by the staff of the Division of Corporation Finance of the Securities and Exchange Commission (the "SEC") as set forth in certain interpretative letters to third parties in other transactions, new notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or a "broker" or "dealer" registered under the Securities Exchange Act of 1934, as amended), without compliance with the registration and prospectus delivery provision of the Securities Act, provided that such new notes are acquired in the ordinary course of such holder's business and such holder is not engaging, does not intend to engage, and has no arrangement or understanding with any person to participate, in the distribution of such new notes. See "Morgan Stanley & Co., Inc.," SEC No-Action Letter (available June 5, 1991), and "Exxon Capital Holding Corporation," SEC No-Action Letter (available May 13, 1988).

        Pursuant to the Letter of Transmittal, each holder of old notes will make certain representations to the Company. The "Instruction to Registered Holder or DTC Participant from Beneficial Owner" form (included in the enclosed Letter to Clients) contains an authorization by the beneficial owners of old notes for you to make such representations.

        The exchange offer is not conditioned on any minimum aggregate principal amount of old notes being tendered, except that old notes may be tendered only in an aggregate principal amount of $1,000 and integral multiples of $1,000 in excess thereof.

        Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, the Company will not be required to accept for exchange, or to exchange any new notes for, any old notes and may terminate the exchange offer (whether or not any old notes have been accepted for exchange) or may waive any conditions to or amend the exchange offer, if any of the conditions described in the prospectus under "The Exchange Offer—Conditions to the Exchange Offer" have occurred or exist or have not been satisfied.

        The exchange offer is not being made to, nor will tenders be accepted from or on behalf of, holders of old notes residing in any jurisdiction in which the making of the exchange offer or acceptance thereof would not be in compliance with the laws of such jurisdiction or would otherwise not be in compliance with any provision of any applicable security law. The exchange offer is not conditioned upon any minimum number of old notes being tendered.

        Except for customary fees the Company has agreed to pay the exchange agent, the Company will not pay any fee or commission to any broker or dealer or to any other persons in connection with the solicitation of tenders of old notes pursuant to the exchange offer. The Company will not pay or cause to be paid any transfer taxes payable on the transfer of old notes to it, except as otherwise provided in Instruction 9 of the enclosed Letter of Transmittal.

        Any inquiries you may have with respect to the exchange offer may be addressed to, and additional copies of the enclosed materials may be obtained from the exchange agent at the following telephone number: (651) 244-8161.

                      Very truly yours,

                      LA QUINTA PROPERTIES, INC.

        Nothing contained herein or in the enclosed documents shall render you or any other person the agent of La Quinta Properties, Inc., U.S. Bank Trust National Association or any other person, or authorize you or any other person to use any document or make any statement or representation on their behalf in connection with the exchange offer other than the documents enclosed herewith and the statements contained therein.

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  Exhibit 99.3